UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 15, 2011

(Date of earliest event reported)

MF Global Holdings Ltd.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 589-6200

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2011, MF Global Holdings Ltd. (the “Company”) entered into an employment agreement (the “Agreement”) with Henri J. Steenkamp, the Company’s chief financial officer and chief accounting officer. As previously disclosed, Mr. Steenkamp, age 35, oversees the Company’s financial operations, including treasury, accounting and all global financial control and reporting functions. He is responsible for aligning the Company’s finance and capital structures to support the firm’s strategy. Prior to assuming the role of chief financial officer in April 2011, Mr. Steenkamp held the position of chief accounting officer for four years, as well as the position of global controller. He joined the company, then Man Financial, in 2006 as vice president of external reporting. Before joining MF Global, Mr. Steenkamp spent eight years with PricewaterhouseCoopers (“PwC”) including four years in Transaction Services in the company’s New York office, managing a variety of capital-raising transactions on a global basis. He spent four years with PwC in South Africa, where he served as an auditor primarily for SEC registrants and assisted South African multinational companies as they went public in the U.S. Mr. Steenkamp is a chartered accountant and holds an honors degree in Finance.

The Agreement is for a fixed term ending on the close of business on March 31, 2013. The Company may elect to extend the term of the Agreement for successive two year periods on six months’ advance notice. The financial terms of the Agreement include: (1) a base salary of $500,000 per year; (2) eligibility to receive discretionary cash bonus with a target set between $700,000 to $1 million, which will be payable based on achievement of individual and company-related performance goals established by the Company’s Board of Directors (or a committee of the Board); and (3) eligibility to receive an annual equity award in the range of $400,000 to $600,000. The Agreement contains non-competition and non-solicitation provisions that apply during the term of the Agreement and for six months following the termination of his employment.

Under the terms of the Agreement, if Mr. Steenkamp terminates his employment in connection with the non-renewal of the Agreement, the Company is not obligated to pay any cash severance payments to him but Mr. Steenkamp will receive the bonus earned for the year ending on the expiration of the Agreement (and all service-based vesting conditions on any equity-based awards constituting part of this bonus shall be deemed satisfied), and all service-based vesting conditions for any equity-based award constituting part of his bonus for the first and second prior fiscal years shall be deemed to be fully satisfied.

If Mr. Steenkamp terminates the Agreement by electing not to extend the term of the Agreement following the Company’s election to extend the term, then Mr. Steenkamp will receive the bonus earned for the year ending on the expiration of the Agreement (and all service-based vesting conditions on any equity-based awards constituting part of this bonus shall be deemed satisfied). Furthermore, (i) one-third of any service-based vesting paid as part of the bonus for the fiscal year prior to the year of termination in connection with the non-renewal of the Agreement will be deemed satisfied, and (ii) any service-based vesting paid as part of the bonus in the second prior fiscal year will be deemed satisfied.

If Mr. Steenkamp’s employment is terminated without “cause” or if he resigns for “good reason,” he is entitled to receive, in addition to any unpaid salary and any earned but unpaid bonus, the following: (1) a pro rata bonus for the year in which his termination occurs based on achievement of the actual performance goals; (2) a lump sum cash severance payment equal to his base salary in the fiscal year in which his employment terminated; (3) lapse of all service-based vesting and non-performance-based exercise conditions on outstanding equity awards; (4) for up to 18 months, a monthly cash payment equal to the applicable COBRA premiums; and (5) continued life insurance coverage for one year after his termination. Any payments made or benefits provided in connection with a change in control that are subject to the excise tax imposed by section 4999 of the Internal Revenue Code will be reduced to one dollar less than the amount that would subject the executive to the excise tax, unless Mr. Steenkamp would receive a larger net after-tax benefit if no reduction occurred, in which case Mr. Steenkamp will receive the full amount of payments and benefits and be responsible for any resulting excise tax.

Upon a termination due to death or disability, Mr. Steenkamp is entitled to the benefits described in (1) and (3) in the previous paragraph, as well as a lump sum cash payment equal to one times his base salary. The payments and benefits provided in connection with a termination of Mr. Steenkamp’s employment (whether for a termination for “cause”, resignation for “good reason” or for death or disability) are conditioned on his execution (or his estate’s execution) of a general release of claims.

The terms of Mr. Steenkamp’s employment are qualified in their entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and are incorporated into this Item 5.02 by reference.

Item 9.01 Exhibits

(a)	None

(b)	None

(c)	None

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between MF Global Holdings Ltd. and Henri J. Steenkamp, dated June 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL HOLDINGS LTD.

Date: June 17, 2011	By:	/s/ Laurie R. Ferber
Laurie R. Ferber
General Counsel